                                  EXHIBIT 4.25


            TWELFTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
                 EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC.

     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (the "Plan") is hereby amended as follows, effective April 30, 2001:

                                    ARTICLE 1

     Section 3.1 of the Plan is amended to read in its entirety as follows:

     3.1 DATE OF PARTICIPATION. Each Employee who was a Participant on December 31, 2000 shall continue to be a Participant in this Plan. Each Employee who was a Participant on April 30, 2001 shall continue to be a Participant in this Plan only if on that date the Employee either (1) has completed at least one year of Eligibility Service, or (2) is a regular status (non-temporary) Employee who is regularly scheduled to work at least 20 hours per week for an Employer. Each other Employee who is or who becomes employed by an Employer (an "Eligible Employee") shall become a Participant after April 30, 2001 --

     (a) in the case of an individual who became an Eligible Employee prior to January 1, 2001 and was a regular status (non-temporary) Employee regularly scheduled to work at least 20 hours per week on December 31, 2000, the first January 1, April 1, July 1 or October 1 coinciding with or next following the completion of one year of Eligibility Service;

     (b) in any case not described in paragraph (a), on the first day of the month next following the date the Eligible Employee is classified as a regular status (non-temporary) Employee and has begun working a regular schedule of at least 20 hours per week for an Employer, or if sooner, the first January 1 or July 1 next following the completion of one year of Eligibility Service.

An Eligible Employee shall be eligible to make a Rollover Contribution before becoming a Participant; provided, however, he shall be deemed a Participant to the extent of the Employee's Rollover Contribution only and not for any other purposes until the Employee otherwise is eligible to be and becomes a Participant for all purposes hereunder.

                                    ARTICLE 2

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

     DATED this ____ day of April, 2001.


                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By: /s/ ROBERT A. JONES
                                           -------------------------------------
                                       Its


                                                                "Company"


                                       2